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                                                                     Exhibit 8.1
                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]





                                November 29, 1999

Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland  20852


Ladies and Gentlemen:

          This opinion is being delivered to you in connection with the issuance and sale of $175,000,000 aggregate principal amount of 8.75% Notes due December 1, 2009 (the "Notes") of Federal Realty Investment Trust (the "Company"), as described more fully in the Prospectus Supplement, dated on or about the date hereof, to the Prospectus dated September 30, 1998. Capitalized terms used herein shall have the meanings set forth in the Prospectus and Prospectus Supplement, unless otherwise defined herein.

          The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.
Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

          In rendering our opinion, we have made such factual and legal inquiries as we have deemed necessary or appropriate for purposes of our opinion. For purposes of rendering our opinion, however, we have not made an independent investigation or audit of the facts set forth in the Prospectus or Prospectus Supplement. We have assumed, with your consent, that all of the representations
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Federal Realty Investment Trust
November 29, 1999
Page 2 of 3


and statements set forth in the documents that we reviewed (including, without limitation, the Prospectus and Prospectus Supplement) are true and correct, and each of the obligations imposed by any such document on the parties thereto has been and will be performed or satisfied in accordance with its terms. Further, we have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

          Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that the discussion in the Prospectus Supplement under the heading "Federal Income Tax Considerations," to the extent such discussion describes applicable federal income tax law, is correct in all material respects, as of the date hereof.

          In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

          1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

          2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the purchase, ownership or disposition of the Notes.
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Federal Realty Investment Trust
November 29, 1999
Page 3 of 3


          This opinion is provided to the Company only and, without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Prospectus Supplement and to the use of our name in the Prospectus Supplement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                    Very truly yours,

                                    /s/ Hogan & Hartson L.L.P.

                                    Hogan & Hartson L.L.P.